Exhibit 99.1

Helius Medical Technologies Announces Reverse Stock Split

NEWTOWN, Pa., April 30, 2025 (GLOBE NEWSWIRE) -- Helius Medical Technologies, Inc. (Nasdaq:HSDT) (“Helius” or the “Company”), a neurotech company focused on delivering a novel therapeutic neuromodulation approach for balance and gait deficits, announced today a 1-for-15 reverse split of its Class A common stock, par value $0.001 (“common stock”), effective at 5:00 pm Eastern time on May 1, 2025.  Beginning on May 2, 2025, the Company’s common stock will trade on The Nasdaq Capital Market on a split adjusted basis.

At the Company’s annual meeting of stockholders on April 21, 2025, the stockholders approved a proposal to amend the Company’s Certificate of Incorporation to effect a reverse split of the Company’s outstanding common stock at a ratio in the range of 1-for-2 to 1-for-30 to be determined at the discretion of our Board of Directors, whereby each outstanding 2 to 30 shares would be combined, converted and changed into 1 share of common stock, to enable the Company to comply with the Nasdaq Stock Market’s continued listing requirements. Subsequently, the Board of Directors approved the reverse split at a ratio of 1-for-15. As a result of the reverse stock split, every 15 shares of the company's common stock issued and outstanding will be automatically converted into one share of common stock, with no change in the $0.001 par value per share or authorized number of shares of common stock.

Upon effectiveness, the reverse stock split will cause a reduction in the number of shares of common stock outstanding and issuable upon the conversion of the Company’s outstanding stock options and warrants in proportion to the ratio of the reverse split and will cause a proportionate increase in the conversion and exercise prices of such stock options and warrants. Any fraction of a share of common stock that would be created as a result of the Reverse Stock Split will be rounded down to the next whole share and the stockholder will receive cash equal to the market value of the fractional share, determined by multiplying such fraction by the closing sales price of the Company’s common stock as reported on Nasdaq on the last trading day before the Reverse Stock Split becomes effective (on a split-adjusted basis).

The Company’s common stock will continue to trade on The Nasdaq Capital Market under the symbol “HSDT.” The new CUSIP number for the common stock following the reverse split is 42328V 884.

The number of authorized shares of the Company’s common stock will remain at 150 million, while the number of outstanding shares will be reduced from approximately 7.9 million to approximately 0.5 million.

Additional information about the reverse stock split can be found in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on March 25, 2025, a copy of which is also available on the Company’s website under the Investor Relations page.

About Helius Medical Technologies, Inc.

Helius Medical Technologies is a leading neurotech company in the medical device field focused on neurologic deficits using orally applied technology platform that amplifies the brain’s ability to engage physiologic compensatory mechanisms and promote neuroplasticity, improving the lives of people dealing with neurologic diseases. The Company’s first commercial product is the Portable Neuromodulation Stimulator (PoNS®). For more information about PoNS or Helius Medical Technologies, visit www.heliusmedical.com.

Investor Relations Contact:

Philip Trip Taylor
Gilmartin Group
investorrelations@heliusmedical.com